Exhibit (a)(1)(xiii)

ZIMMER FAMILY ANNOUNCES

EXTENSION OF CASH OFFER FOR SHARES OF REEDS JEWELERS, INC. UNTIL,

THURSDAY, MAY 6, 2004

WILMINGTON, NC (April 23, 2004) – Sparkle, LLC, a North Carolina limited liability company formed by members of the Zimmer Family (“Sparkle”), announced today that it has extended its offer to purchase all of the outstanding shares of common stock of Reeds Jewelers, Inc. (“Reeds”) not currently held by Sparkle and its affiliates for $2.05 per share, on the terms and conditions set forth in the Offer to Purchase dated January 29, 2004, the Supplement to the Offer to Purchase, filed on April 16, 2004 with the Securities and Exchange Commission (“SEC”) as exhibit (a)(i)(xii) to Sparkle’s tender offer statement (Amendment No. 3 to Schedule TO), and the related Letter of Transmittal for the offer. The offer, which was scheduled to expire at 5:00 P.M., New York City time, on Friday, April 23, 2004, has been extended until and will expire at 5:00 P.M., New York City time, on Thursday, May 6, 2004, unless extended further as described in the Supplement to the Offer to Purchase.

The depositary for the offer has advised Sparkle that, as of 4:00 P.M., New York City time, today, Friday, April 23, 2004, an aggregate of approximately 711,719 shares of Reeds common stock had been tendered to Sparkle in the offer.

Sparkle anticipates that it will, in the next few days, disseminate to Reeds’ shareholders an amended version of the Supplement to the Offer to Purchase attached as exhibit (a)(i)(xii) to its tender offer statement, and other relevant documents.

NOTICE FOR REEDS SHAREHOLDERS

Reeds’ shareholders and other interested parties are urged to read Sparkle’s tender offer statement, filed with the SEC by Sparkle, Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, Arlene Z. Schreiber, Rose W. Zimmer, Bradley Trent Zimmer, Landon Garrett Zimmer, Andrew Michael Schreiber, Mark Harrison Schreiber, and Sparkle Acquisition, Inc., and other relevant documents filed with the SEC, because they contain important information. Reeds’ shareholders will be able to receive such documents free of charge at the SEC’s web site, www.sec.gov, or by contacting The Altman Group, Inc., the Information Agent for the transaction, at (201) 460-1200 (banks and brokers), and for all others, toll free at (800) 249-7123.